Corillian Reports Fourth Quarter and Year-end 2004 Results
Corillian has record earnings year with over 100 percent growth in net income

PORTLAND, Ore. – Feb. 9, 2005 – Corillian Corp. (NASDAQ: CORI), the top provider of online banking solutions to leading financial institutions, today reported financial results for the fourth quarter and year ended December 31, 2004.

Revenues for 2004 were $50.8 million, compared to $46.1 million for 2003, an increase of 10 percent. Net income for 2004 was $10.5 million, resulting in diluted earnings per share of $0.26. This compares to net income of $5.1 million in 2003, resulting in diluted earnings per share of $0.14, a growth in earnings per share of 86 percent.

Revenues for the fourth quarter were $13.2 million, compared to $12.2 million for the fourth quarter of 2003, a growth rate of 8 percent. Net income for the quarter was $3.3 million, resulting in diluted earnings per share of $0.08, compared to net income for the comparable prior year period of $2.1 million, which resulted in diluted earnings per share of $0.05 for the fourth quarter of 2003.

Cash and investment balances at the end of the fourth quarter were $39.4 million, compared to $26.8 million at the end of 2003, an increase of over 40 percent.

“I am pleased with our progress in 2004,” said Alex Hart, Corillian’s president and CEO. “We delivered strong financial results, particularly in terms of net income and earnings per share, and entered 2005 with almost $40 million in cash and investments. We introduced a number of new and enhanced products and services in the second half of 2004 that provide us with more products to sell to our prospects and existing customers and that allow us to more cost-effectively reach a larger number of financial institutions. We expanded our customer list, highlighted by the signing of Wachovia, the nation’s fourth largest bank, and expanded our relationships with a number of existing customers. We also launched the Corillian Fraud Detection System and saw great traction in the adoption of this industry-leading fraud prevention solution. I was, however, disappointed with the number of new customer relationships we signed in the second half of 2004. As a result, I have changed our sales approach so that I can get more

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personally involved in the sales process and broaden our sales coverage to take advantage of the new opportunities that our expanded product capabilities are generating. I am confident that this change will enable us to build on the success of 2004 and generate better sales results in 2005.”

2004 Highlights

•	Wachovia, the fourth largest bank in the U.S., selected Corillian Voyager and Corillian Consumer Banking as the foundation for its next-generation online banking solution.

•	Four top 100 U.S. banks and two top 100 U.S. credit unions licensed Corillian’s new applications for Consumer, Small Business and Corporate Banking.

•	In the fourth quarter, Corillian launched a new version of its Consumer Banking application, incorporating hundreds of best practices in functionality and usability from leading financial institutions and industry experts. Three financial institutions have signed up for this new application, including two top 100 U.S. banks and one top 10 U.S. credit union.

•	In the fourth quarter, Corillian launched the first version of Corillian Corporate Banking to seamlessly deliver integrated, real-time corporate banking services within a highly user-friendly experience. IBC Bank, a top 100 U.S. bank, selected Corillian Corporate Banking as its next-generation online solution.

•	Two customers went live on Corillian Small Business Banking during 2004, a top 10 U.S. bank and a top 10 U.S. credit union. Currently, eight customers are live on Corillian Small Business Banking with three more customers in implementation, including two top 100 U.S. banks.

•	In July 2004, Corillian launched the Corillian Fraud Detection System, the industry’s first and only pre-emptive forensic solution for proactively combating phishing, online fraud and identity theft. Currently, 20 financial institutions have purchased the Corillian Fraud Detection System, including two top 10 U.S. banks.

•	In 2004, the Corillian — NCR partnership signed 15 new customers, including 13 new shared server customers.

•	Corillian announced its participation in the Anti-Fraud Alliance, the online industry’s first end-to-end anti-fraud and online identity theft solution network. Other alliance participants include: Symantec, PassMark Security, NameProtect and Internet Identity.

Financial Outlook

Based on the current backlog of projects in implementation and potential deals in our sales pipeline, Corillian anticipates that first quarter 2005 revenues will be in the range of $11 to $12 million and that EPS will be in the range of $0.02 to $0.04 per fully diluted share. Corillian anticipates that revenue and operating results for the second half of 2005 will be stronger than anticipated results for the first half.

Corillian will hold a conference call at 5:00 p.m. EST on February 9, 2005 to discuss the quarterly results and business outlook. Investors and other interested parties can listen to the conference call over the Internet at Corillian’s corporate Web site at http://investor.corillian.com.

About Corillian Corporation

Corillian is the top provider of online banking and fraud prevention applications to leading financial institutions. Corillian provides the most flexible, scalable and secure set of online banking applications across multiple lines of business, integrating hundreds of best practices observed from some of the most innovative financial institutions in the world, as well as best practices in usability and functionality established by industry experts. Corillian features integrated applications across Consumer Banking, Small Business Banking, Wealth Management, Credit Card Management, and Cash Management, as well as enterprise wide solutions, including Fraud Detection, Payments Warehouse, Alerts, eStatements, and OFX. Empowered with Corillian solutions, some of the world’s most visionary financial institutions provide their customers with the tools to manage their finances more effectively and securely. For more information about Corillian Corporation, visit the company’s Web site at http://www.corillian.com.

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Matters discussed in this release may include forward-looking statements that involve risks and uncertainties, and actual results may be materially different. For example, statements regarding Corillian’s business outlook and prospects for success in the online financial software and services industry are forward-looking. Factors that could cause actual results to differ include the risk that Corillian’s solutions do not continue to gain market acceptance, that Corillian fails to sign new customers, that Corillian’s existing customers do not continue to demand products and services from Corillian, that Corillian’s customers experience performance problems or security breaches using Corillian’s solutions, that Corillian’s partners are not able to fulfill their contractual obligations to Corillian and such failure negatively impacts Corillian customers, that Corillian does not recognize an increased percentage of license and maintenance revenues, that Corillian encounters significant problems in implementing its software for its customers or significant delays in developing software for its customers, that Corillian incurs significant legal expenses or losses in lawsuits and that financial institutions are affected by adverse government regulations or market conditions. Other risks include those stated in Corillian’s reports and other documents filed from time to time with the Securities and Exchange Commission including its report on Form 10-Q for the quarter ended September 30, 2004.

For more information contact:

Steve Shaw ï Corp. Communications Manager ï Corillian Corporation ï e-mail: sshaw@corillian.com ï Phone: (503) 629-3770

Paul Wilde ï Chief Financial Officer ï Corillian Corporation ï e-mail: pwilde@corillian.com ï Phone: (503) 629-3300

CORILLIAN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Quarter Ended
	December 31,	December 31,
	2004	2003
Revenues	$13,151	$12,216
Cost of revenues	4,155	5,413

Gross profit	8,996	6,803

Operating expenses:

Sales and marketing	1,933	1,651
Research and development	2,071	1,201
General and administrative	1,627	1,567

Total operating expenses	5,631	4,419

Income from operations	3,365	2,384
Other income (expense), net	(39)	(236)

Income before income taxes	3,326	2,148

Income taxes	50	24

Net income	$3,276	$2,124

Basic net income per share	$0.09	$0.06

Diluted net income per share	$0.08	$0.05

Shares used in computing basic net income per share	38,295	36,728

Shares used in computing diluted net income per share	40,827	40,278

CORILLIAN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Year Ended

	December 31,	December 31,
	2004	2003
Revenues	$50,794	$46,132
Cost of revenues	18,449	20,501

Gross profit	32,345	25,631

Operating expenses:

Sales and marketing	7,291	6,422
Research and development	6,690	5,968
General and administrative	6,688	6,810
Amortization deferred stock-based compensation	—	35
Impairment charge	491	—

Total operating expenses	21,160	19,235

Income from operations	11,185	6,396
Other income (expense), net	(545)	(1,146)

Income before income taxes	10,640	5,250

Income taxes	160	124

Net income	$10,480	$5,126

Basic net income per share	$0.28	$0.14

Diluted net income per share	$0.26	$0.14

Shares used in computing basic net income per share	37,727	36,431

Shares used in computing diluted net income per share	40,474	37,813

CORILLIAN CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and investments	$39,350	$26,844
Accounts receivable, net	8,218	6,103
Revenue in excess of billing	1,363	1,258
Other current assets	1,902	1,545

Total current assets	50,833	35,750

Property and equipment, net	3,800	5,765
Other assets	636	1,303

Total assets	$55,269	$42,818

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$3,447	$3,276
Deferred revenue	16,630	15,560
Current portion of long-term debt and capital lease obligations	296	1,529
Other current liabilities	1,043	968

Total current liabilities	21,416	21,333

Long-term debt and capital lease obligations, less current portion	629	1,075
Other long-term liabilities	622	856

Total liabilities	22,667	23,264

Shareholders’ equity:
Common stock	129,969	127,414
Accumulated other comprehensive income	61	48
Accumulated deficit	(97,428)	(107,908)

Total shareholders’ equity	32,602	19,554

Total liabilities and shareholders’ equity	$55,269	$42,818

CORILLIAN CORPORATION
SUPPLEMENTAL INFORMATION
(unaudited)

Full year 2004 license revenues were $20.9 million, or 41% of total revenue, as compared to $17.0 million, or 37% of total revenue, in 2003. License block sales in 2004 were $5.1 million, as compared to $6.1 million in 2003.

License revenues for the fourth quarter of 2004 were $5.0 million, or 38% of total revenues, as compared to $4.9 million, or 40% of total revenues, in the fourth quarter of 2003. License block sales in the fourth quarter of 2004 were approximately $2.9 million, as compared to approximately $1.9 million in license block sales in the fourth quarter of 2003.

Corillian’s revenue backlog was $32.4 million as of December 31, 2004, compared to $37.2 million at the end of the fourth quarter of 2003. Revenue backlog represents contractual customer commitments, including fees for licenses, professional services, maintenance, hosting and subscriptions. Backlog is not necessarily indicative of revenues to be recognized in any given future period. For example, some of the fees reflected in backlog may be accounted for as funded research and development, depending on the nature of the work to be performed by Corillian. There are many factors that would impact Corillian’s filling of backlog, such as its progress in completing projects for its customers, Corillian’s customers’ meeting anticipated schedules for customer-dependent deliverables, and Corillian’s customers’ satisfying their contractual obligations. Corillian provides no assurances that any portion of its backlog will be filled during any fiscal year or at all or that its backlog will be recognized as revenues in any given period.

Total headcount as of December 31, 2004 was 224, compared with 227 as of December 31, 2003.

The actual total number of shares outstanding as of December 31, 2004 was 38.4 million shares.